UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 18, 2006

PLIANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-40067	43-2107725
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification Number)

1475 Woodfield Road, Suite 700

Schaumburg, IL  60173

(Address of Principal Executive Offices)  (Zip Code)

(847) 969-3300

(Registrant’s telephone number, including area code)

N.A.

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.              Entry into a Material Definitive Agreement

On July 18, 2006, Pliant Corporation (the “Company”) consummated its reorganization through a series of transactions contemplated in the Debtors’ Fourth Amended Joint Plan of Reorganization, dated as of June 19, 2006 (the “Plan”), which previously had been approved by order of the United Stated Bankruptcy Court for the District of Delaware on June 23, 2006. In connection therewith, the Company changed its state of incorporation from Utah to Delaware, amending and restating its Certificate of Incorporation (attached hereto as Exhibit 3.1) and its Bylaws (attached hereto as Exhibit 3.2).

Pursuant to the Plan, the Company entered into an Indenture, dated as of July 18, 2006 (attached hereto as Exhibit 4.1) (the “Indenture”), among the Company, certain subsidiaries of the Company and The Bank of New York Trust Company, N.A., as trustee, with respect to the issuance on such date of the Company’s 13% Senior Subordinated Notes due 2010 in an aggregate principal amount of $35,000,000 (the “New Subordinated Notes”). The Indenture provides that interest will accrue on the New Subordinated Notes from the date of issuance at the rate of 13% per annum until maturity on July 15, 2010 and will be payable semi-annually on the New Subordinated Notes on each January 15 and July 15, commencing January 15, 2007, to holders of record on the immediately preceding January 1 or July 1. The New Subordinated Notes will accrue payment-in-kind interest with respect to the first two interest payment dates and then will accrue semi-annual cash pay interest with respect to the interest payment dates thereafter. The New Subordinated Notes are subject to the Company’s right, which will be assignable, to refinance the New Subordinated Notes during the first year after issuance by tendering to the holders of all of the New Subordinated Notes cash in an amount equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from the date of issuance through the date of payment on a principal amount of $20,000,000 minus (iii) any interest previously paid in cash on the New Subordinated Notes. Commencing on July 19, 2007, the Company may redeem the New Subordinated Notes in whole or in part at a redemption price equal to 100% of the aggregate principal amount of the New Subordinated Notes plus accrued and unpaid interest to the redemption date. The Indenture provides the holders of the New Subordinated Notes with the right to require the Company to repurchase the New Subordinated Notes at a repurchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest upon a change of control of the Company (as defined in the Indenture). The Indenture does not provide for a sinking fund with respect to the New Subordinated Notes.

On July 18, 2006, the Company also entered into a First Supplemental Indenture (attached hereto as Exhibit 4.2) (the “Supplemental Indenture”) with respect to the Amended and Restated Indenture, dated as of May 6, 2005 (the “Amended and Restated Indenture”), among the Company, certain subsidiaries of the Company and Wilmington Trust Company, as trustee, governing the Company’s 11-5/8% Senior Secured Notes due 2009 (the “11-5/8% Senior Secured Notes”) and 11-1/8% Senior Secured Discount Notes due 2009 (the “11-1/8% Senior Secured Discount Notes” and, together with the 11-5/8% Senior Secured Notes, the “Senior Secured Notes”). The Amended and Restated Indenture was amended to increase the interest rate by .225% with respect to the Senior Secured Notes, which additional interest will accrue as payment-in-kind interest. As a result, on July 18, 2006, the interest rate on the 11-5/8% Senior

Secured Notes was increased to 11.85% per annum and the interest rate on the 11-1/8% Senior Secured Discount Notes was increased to 11.35% per annum. Pursuant to Section 9.01(a)(vii) of the Amended and Restated Indenture, consent of the holders of the Senior Secured Notes was not required in connection with the execution of the First Supplemental Indenture.

On July 18, 2006, the Company and/or certain of its subsidiaries entered into i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent (the “Administrative Agent”), and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Working Capital Credit Agreement”), and ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Fixed Asset Credit Agreement, and together with the Working Capital Credit Agreement, the “Credit Facilities”). The Credit Facilities provide up to $200 million of total commitments, subject to the borrowing base described below and a required minimum availability amount of at least $10 million. The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Credit Facilities. The Credit Facilities were funded on July 18, 2006, and replace the Company’s prior credit facilities. The Credit Facilities are secured by a first priority security interest in substantially all of the Company’s and certain of its subsidiaries’ assets, although the Administrative Agent has a second priority security interest only in certain of the Company’s and its subsidiaries’ assets consistent with the terms of an intercreditor arrangement with certain bondholders of the Company, which intercreditor arrangement is a carry-over from the Company’s prior credit arrangements. The Credit Facilities will mature on July 18, 2011. The interest rates for all loans other than those made to the Company’s German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit. The interest rates for loans made in connection with the loans to the Company’s German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of eurodollar loans, LIBOR plus 6.00%. The commitment fee for the unused portion of the Credit Facilities is 0.375% per annum. The borrowing base under the Working Capital Credit Agreement is based on specified percentages of the Company’s and its subsidiaries’ party thereto eligible accounts receivable, finished goods inventory, work in process and raw material inventory minus certain reserves. The borrowing base under the Fixed Asset Credit Agreement is based on specified percentages of the Company’s and its subsidiaries’ party thereto eligible real estate valued at market value plus the net orderly liquidation value of eligible machinery and equipment minus certain reserves. The Credit Facilities require the Company to comply with a monthly minimum fixed charge coverage ratio.

On July 18, 2006, the Company entered into a Stockholders Agreement (attached hereto as Exhibit 4.3) (the “Stockholders Agreement”) that is binding on all parties receiving shares of the Company’s Common Stock, $.01 par value per share (the “New Common Stock”), pursuant to the terms of the Plan. The Stockholders

Agreement provides for certain restrictions on transfer of the New Common Stock and requires that all transferees of New Common Stock become a party to the Stockholders Agreement. The Stockholders Agreement also grants to certain holders of New Common Stock the right to purchase their pro rata share of any new equity securities issued by Company, subject to exceptions for acquisitions, management equity and certain other transactions. The Stockholders Agreement also contains “drag-along rights” that require all holders of New Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of New Common Stock. The Stockholders Agreement also provides that the 5 (out of a total of 7) members of the Board of Directors to be elected by the holders of New Common Stock will consist of the chief executive officer of the Company and 4 members appointed by the holders of a majority of the New Common Stock held by persons defined as “permitted holders” under the indentures for the Company’s first and second lien notes. The Stockholders Agreement also provides that certain holders of New Common Stock will have demand registration rights following the third anniversary of the effective date of the Plan (July 18, 2006) and additional demand and piggyback registration rights following an initial public offering of the New Common Stock.

On July 18, 2006, the Company entered into a Registration Rights Agreement (attached hereto as Exhibit 4.4) (the “Registration Rights Agreement”) that is binding on all parties receiving shares of the Company’s Series AA Redeemable Preferred Stock, $.01 par value per share (the “Series AA Preferred Stock”), pursuant to the terms of the Plan. The Registration Rights Agreement requires the Company to take all actions reasonably required to permit the Series AA Preferred Stock to be quoted on the NASDAQ OTC Bulletin Board as soon as practicable following the effective date of the Plan (July 18, 2006). The Registration Rights Agreement also provides that, at any time after the nine month and prior to the second anniversary of the effective date of the Plan, certain holders of the Series AA Preferred Stock can require New Pliant to register an underwritten public offering of the Series AA Preferred Stock.

Item 1.02               Termination of a Material Definitive Agreement.

On July 18, 2006, as contemplated by the Plan, the Indentures dated as of May 31, 2000 and April 10, 2002, and thereafter amended, among the Company, certain subsidiaries of the Company and The Bank of New York, as trustee, governing the Company’s 13% Senior Subordinated Notes due 2010 in the aggregate principal amount of $320,000,000 (the “Old Subordinated Notes”), were terminated, except to the extent necessary to permit the trustee thereunder to make distributions to the holders of such the Old Subordinated Notes as contemplated by the Plan. Holders of the Old Subordinated Notes exchanged the Old Subordinated Notes for a combination of New Subordinated Notes, Series AA Preferred Stock, New Common Stock and a cash payment equal to 1% of the aggregate principal amount of the Old Subordinated Notes, all as set forth in the Plan.

On July 18, 2006, as contemplated by the Plan, all stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of the Company that relate to the equity interests in Pliant Corporation, a Utah corporation, were cancelled and terminated. As a result, the documents listed as Exhibits 4.25-4.28, 4.30 and 10.1-10.18 to Pliant Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been terminated.

Item 3.03               Material Modification to Rights of Security Holders.

On July 18, 2006, the Company entered into a First Supplemental Indenture (attached hereto as Exhibit 4.2) (the “Supplemental Indenture”) with respect to the Amended and Restated Indenture, dated as of May 6, 2005 (the “Amended and Restated Indenture”), among the Company, certain subsidiaries of the Company and Wilmington Trust Company, as trustee, governing the Company’s 11-5/8% Senior Secured Notes due 2009 (the “11-5/8% Senior Secured Notes”) and 11-1/8% Senior Secured Discount Notes due 2009 (the “11-1/8% Senior Secured Discount Notes” and, together with the 11-5/8% Senior Secured Notes, the “Senior Secured Notes”). The Amended and Restated Indenture was amended to increase the interest rate by .225% with respect to the Senior Secured Notes, which additional interest will accrue as payment-in-kind interest. As a result, on July 18, 2006, the interest rate on the 11-5/8% Senior Secured Notes was increased to 11.85% per annum and the interest rate on the 11-1/8% Senior Secured Discount Notes was increased to 11.35% per annum  Pursuant to Section 9.01(a)(vii) of the Amended and Restated Indenture, consent of the holders of the Senior Secured Notes was not required in connection with the First Supplemental Indenture.

On July 18, 2006, as contemplated by the Plan, the Indentures dated as of May 31, 2000 and April 10, 2002 among the Company, certain subsidiaries of the Company and The Bank of New York, as trustee, governing the Company’s 13% Senior Subordinated Notes due 2010 in the aggregate principal amount of $320,000,000 (the “Old Subordinated Notes”), were terminated, except to the extent necessary to permit the trustee thereunder to make distributions to the holders of such the Old Subordinated Notes as contemplated by the Plan. Holders of the Old Subordinated Notes exchanged the Old Subordinated Notes for a combination of New Subordinated Notes, Series AA Preferred Stock, New Common Stock and a cash payment equal to 1% of the aggregate principal amount of the Old Subordinated Notes, all as set forth in the Plan

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Indenture, dated as of July 18, 2006, among Pliant Corporation, certain subsidiaries of Pliant Corporation, and The Bank of New York Trust Company, N.A., as trustee

4.2

First Supplemental Indenture, dated as of July 18, 2006, with respect to the Amended and Restated Indenture, dated as of May 6, 2005, among Pliant Corporation, certain subsidiaries of Pliant Corporation and Wilmington Trust Company, as trustee

4.3	Stockholders’ Agreement, dated as of July 18, 2006, among Pliant Corporation and holders of Pliant Corporation’s Common Stock

4.4	Registration Rights Agreement, dated as of July 18, 2006, among Pliant Corporation and holders of Pliant Corporation’s Series AA Redeemable Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLIANT CORPORATION

Date: July 24, 2006	By:	/s/ Joseph Kwederis
Joseph Kwederis
Senior Vice President and Chief Financial Officer